Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT
BY AND BETWEEN
MDU RESOURCES GROUP, INC.
AND
EVERUS CONSTRUCTION GROUP, INC.
DATED AS OF [●], 2024

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ARTICLE V CERTAIN OTHER MATTERS		49

5.1	Insurance Matters	49
5.2	Late Payments	52
5.3	Inducement	52
5.4	Post-Effective Time Conduct	52

ARTICLE VI EXCHANGE OF INFORMATION; CONFIDENTIALITY		53

6.1	Agreement for Exchange of Information	53
6.2	Ownership of Information	54
6.3	Compensation for Providing Information	54
6.4	Record Retention	54
6.5	Limitations of Liability	54
6.6	Other Agreements Providing for Exchange of Information	54
6.7	Production of Witnesses; Records; Cooperation	55
6.8	Privileged Matters	56
6.9	Confidentiality	58
6.10	Protective Arrangements	59

ARTICLE VII DISPUTE RESOLUTION		60

7.1	Good Faith Officer Negotiation	60
7.2	Mediation	60
7.3	Arbitration	61
7.4	Litigation and Unilateral Commencement of Arbitration	62
7.5	Conduct During Dispute Resolution Process	62

ARTICLE VIII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		62

8.1	Further Assurances	62
8.2	Use of the MDU Name and MDU Marks	63

ARTICLE IX TERMINATION		64

9.1	Termination	64
9.2	Effect of Termination	64

ARTICLE X MISCELLANEOUS		64

10.1	Counterparts; Entire Agreement; Corporate Power	64
10.2	Governing Law	65
10.3	Assignability	65
10.4	Third-Party Beneficiaries	65
10.5	Notices	66
10.6	Severability	67
10.7	Force Majeure	67
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10.8	No Set-Off	67
10.9	Expenses	67
10.10	Headings	67
10.11	Survival	68
10.12	Waivers of Default	68
10.13	Specific Performance	68
10.14	Amendments	68
10.15	Interpretation	68
10.16	Limitations of Liability	69
10.17	Performance	69
10.18	Mutual Drafting	69
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SCHEDULES

Schedule 1.1	SpinCo Intellectual Property
Schedule 1.2	SpinCo IT Assets
Schedule 1.3	SpinCo Retained Cash Amount
Schedule 2.1(a)	Plan of Reorganization
Schedule 2.2(b)(iii)	Parent Intellectual Property Rights
Schedule 2.2(b)(x)	Parent Assets
Schedule 2.7(b)(ii)	Intercompany Agreements
Schedule 4.3(e)	Specified Parent Information
Schedule 5.1(b)	Insurance Policies
Schedule 10.9	Allocation of Certain Costs and Expenses
EXHIBITS

Exhibit A	Form of Amended and Restated Certificate of Incorporation of Everus Construction Group, Inc.

Exhibit B	Form of Amended and Restated Bylaws of Everus Construction Group, Inc.
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SEPARATION AND DISTRIBUTION AGREEMENT
This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [●], 2024 (this “Agreement”), is by and between MDU Resources Group, Inc., a Delaware corporation (“Parent”), and Everus Construction Group, Inc., a Delaware corporation (“SpinCo”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.
R E C I T A L S
WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its stockholders to create a new publicly traded company that shall operate the SpinCo Business;
WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the SpinCo Business from the Parent Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of all of the outstanding SpinCo Shares (the “Distribution”);
WHEREAS, SpinCo has been incorporated solely for these purposes and has not engaged in activities, except in connection with the Separation and the Distribution;
WHEREAS, for U.S. federal income tax purposes, the Contribution and the Distribution, taken together, are intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, and this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g);
WHEREAS, Parent has received a private letter ruling from the IRS in connection with the transactions contemplated by this Agreement (the “IRS Ruling”);
WHEREAS, Parent expects to receive one or more U.S. federal income tax opinions of its tax advisors in connection with the transactions contemplated by this Agreement;
WHEREAS, SpinCo and Parent have prepared, and SpinCo has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth disclosures concerning SpinCo, the Separation and the Distribution;
WHEREAS, each of Parent and SpinCo has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of Parent, SpinCo and the members of their respective Groups following the Distribution; and
WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of Parent and SpinCo relating to the Separation and the Distribution, are being entered into together, and would not have been entered into independently.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1    Definitions. For the purpose of this Agreement, the following terms shall have the following meanings:
“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.
“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, solely for purposes of this Agreement and the Ancillary Agreements, (a) no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the Parent Group and (b) no member of the Parent Group shall be deemed to be an Affiliate of any member of the SpinCo Group.
“Agreement” shall have the meaning set forth in the Preamble.
“Ancillary Agreements” shall mean all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but only agreements as to which no Third Party is a party) in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, including the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement and the Transfer Documents and any other agreement that by its express terms provides that it shall be an Ancillary Agreement for purposes of this Agreement.
“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.

“Arbitration Procedure” shall have the meaning set forth in Section 7.3(a).
“Arbitration Request” shall have the meaning set forth in Section 7.3(a).
“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, Permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.
“Cash Transfer” shall have the meaning set forth in Section 2.12(a).
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Contribution” shall have the meaning set forth in the Tax Matters Agreement.
“Covered Policies” shall have the meaning set forth in Section 5.1(b).
“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions, variants, mutations or worsening thereof or related or associated epidemics, pandemics or disease outbreaks (including any subsequent waves).
“CPR” shall have the meaning set forth in Section 7.2.
“Delayed Parent Asset” shall have the meaning set forth in Section 2.4(h).
“Delayed Parent Liability” shall have the meaning set forth in Section 2.4(h).
“Delayed SpinCo Asset” shall have the meaning set forth in Section 2.4(c).
“Delayed SpinCo Liability” shall have the meaning set forth in Section 2.4(c).
“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case that describes the Separation or the Distribution or the SpinCo Group or primarily relates to the transactions contemplated hereby.
“Dispute” shall have the meaning set forth in Section 7.1.
“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Agent” shall mean the trust company or bank duly appointed by Parent to act as distribution agent, transfer agent and registrar for the SpinCo Shares in connection with the Distribution.
“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Parent Board in its sole and absolute discretion.
“Distribution Ratio” shall mean a number equal to 0.25.
“e-mail” shall have the meaning set forth in Section 10.5.
“Effective Time” shall mean [11:59 p.m.], Eastern time, on the Distribution Date.
“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between Parent and SpinCo or the members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.
“Environmental Law” shall mean any Law relating to the pollution, protection or restoration of or prevention of harm to the environment or natural resources (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Materials), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.
“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take-back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.
“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, acts of terrorism, cyberattacks, embargoes, epidemics, pandemics (including COVID-19 and Pandemic Measures), war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.
“Form 10” shall mean the registration statement on Form 10 filed by SpinCo with the SEC to effect the registration of SpinCo Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.
“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.
“Governmental Authority” shall mean any nation or government, any state, province, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, provincial, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.
“Group” shall mean either the SpinCo Group or the Parent Group, as the context requires.
“Hazardous Materials” shall mean (a) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act, (b) petroleum and petroleum products, including crude oil and any fractions thereof and (c) polychlorinated biphenyls, per- and polyfluoroalkyl substances, mold, methane, asbestos and radon.
“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).
“Indemnitee” shall have the meaning set forth in Section 4.4(a).
“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).
“Information Statement” shall mean the information statement to be made available to the holders of Parent Shares in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution, and which Information Statement shall be an exhibit to the Form 10.
“Information Technology” shall mean all computer systems (including hardware, computers, servers, workstations, routers, hubs, switches and data communication lines), network and telecommunications equipment, Internet-related information technology infrastructure, and other information technology equipment, and all associated documentation.

“Insurance Proceeds” shall mean those monies:
(a)    received by an insured from an insurance carrier; or
(b)    paid by an insurance carrier on behalf of the insured;
in any such case net of any premium adjustments (including reserves and retrospectively rated premium adjustments) resulting directly from the applicable claim and net of any costs or expenses incurred in the collection thereof.
“Intellectual Property Rights” shall mean any and all common law and statutory rights anywhere in the world arising under or associated with the following: (a) patents, patent applications, statutory invention registrations, certificates of invention, registered designs, utility models and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties or conventions (“Patents”), (b) trademarks, service marks, trade names, service names, trade dress, logos and other designations of origin, including any registrations and applications for registration of any of the foregoing (“Trademarks”), (c) rights associated with Internet domain names, uniform source locators, Internet Protocol addresses, social media accounts or “handles” with Facebook, LinkedIn, X and similar social media platforms, handles, and other names, identifiers and locators associated with Internet addresses, sites and services (“Internet Properties”), (d) copyrights and any other equivalent rights in works of authorship (including rights in software or databases as a work of authorship) and any other related rights of authors, and all registrations and applications for registration of any of the foregoing (“Copyrights”), (e) trade secrets and industrial secret rights and rights in know-how, inventions, data, and any other confidential or proprietary business or technical information, that derive independent economic value, whether actual or potential, from not being known to other persons (“Trade Secrets”), and (f) all other similar or equivalent intellectual property or proprietary rights anywhere in the world.
“IRS” shall mean the U.S. Internal Revenue Service.
“IRS Ruling” shall have the meaning set forth in the Recitals.
“Law” shall mean any national, supranational, federal, state, territorial, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, Permit, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.
“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.
“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.
“MDU Name and MDU Marks” means the names, Trademarks, domain names, accounts or “handles” with Facebook, LinkedIn, X and other similar social media platforms, and other source or business identifiers of either Party or any member of its Group using or containing “MDU Resources”, “MDU” or “Building a Strong America,” either alone or in combination with other words or elements, and all names, Trademarks, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements.
“Mediation Procedure” shall have the meaning set forth in Section 7.2.
“Mediation Request” shall have the meaning set forth in Section 7.2.
“Negotiation Request” shall have the meaning set forth in Section 7.1.
“NYSE” shall mean the New York Stock Exchange.
“Pandemic Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, immunization requirement, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a pandemic, including COVID-19.
“Parent” shall have the meaning set forth in the Preamble.
“Parent Accounts” shall have the meaning set forth in Section 2.9(a).
“Parent Assets” shall have the meaning set forth in Section 2.2(b).
“Parent Board” shall have the meaning set forth in the Recitals.
“Parent Books and Records” shall have the meaning set forth in Section 2.2(a)(xii).
“Parent Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by either Party or any member of its Group, other than the SpinCo Business.
“Parent Group” shall mean Parent and each Person that is a Subsidiary of Parent (other than SpinCo and any other member of the SpinCo Group).
“Parent Indemnitees” shall have the meaning set forth in Section 4.2.
“Parent Liabilities” shall have the meaning set forth in Section 2.3(b).
“Parent Shares” shall mean the shares of common stock, par value $1.00 per share, of Parent.
“Parties” shall mean the parties to this Agreement.
“Permits” shall mean permits, approvals, authorizations, consents, licenses, registrations or certificates issued by any Governmental Authority.
“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.
“Plan of Reorganization” shall have the meaning set forth in Section 2.1(a).
“Policies” shall mean insurance policies, reinsurance policies and insurance contracts of any kind, including property, excess and umbrella, commercial general liability, director and officer liability, fiduciary liability, cyber technology, professional liability, libel liability, employment practices liability, automobile, aircraft, marine, workers’ compensation and employers’ liability, employee dishonesty/crime/fidelity, foreign, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits, privileges and obligations thereunder.
“Prime Rate” shall mean the rate as published in The Wall Street Journal (or if not reported therein, as reported in another authoritative source reasonably selected by Parent).
“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and attorney work product privileges.
“Real Property” shall mean land together with all easements, rights and interests arising out of the ownership thereof or appurtenant thereto and all buildings, structures, improvements and fixtures located thereon.

“Real Property Leases” shall mean all leases to Real Property and, to the extent covered by such leases, any and all buildings, structures, improvements and fixtures located thereon.
“Record Date” shall mean the close of business on the date to be determined by the Parent Board as the record date for determining holders of Parent Shares entitled to receive SpinCo Shares pursuant to the Distribution.
“Record Holders” shall mean the holders of record of Parent Shares as of the Record Date.
“Registered IP” shall mean all United States, international or foreign (a) Patents and Patent applications, (b) registered Trademarks and applications to register Trademarks, (c) registered Copyrights and applications for Copyright registration, and (d) registered Internet Properties.
“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).
“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.
“Separation” shall have the meaning set forth in the Recitals.
“Shared Contract” shall have the meaning set forth in Section 2.8(a).
“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.
“Specified Ancillary Agreement” shall have the meaning set forth in Section 10.18(b).

“SpinCo” shall have the meaning set forth in the Preamble.
“SpinCo Accounts” shall have the meaning set forth in Section 2.9(a).
“SpinCo Assets” shall have the meaning set forth in Section 2.2(a).
“SpinCo Balance Sheet” shall mean the pro forma consolidated balance sheet of the SpinCo Business, including any notes and subledgers thereto, as of [●], as presented in the Information Statement made available to the Record Holders.
“SpinCo Books and Records” shall mean all books and records to the extent used in or necessary, as of immediately prior to the Effective Time, for the operation of the SpinCo Business, including financial, employee, and general business operating documents, instruments, papers, books, books of account, records and files and data related thereto (including regulatory dossiers, correspondence and related documentation); provided, that SpinCo Books and Records shall not include material that Parent is not permitted by applicable Law or agreement to disclose or transfer to SpinCo; provided, further, that SpinCo Books and Records shall not include any Intellectual Property Rights or Technology.
“SpinCo Business” shall mean the business, operations and activities of the Construction Services reporting segment of Parent as conducted as of immediately prior to the Effective Time by the Transferred Entity and its Subsidiaries and as described in the Information Statement. For the avoidance of doubt, the SpinCo Business shall exclude all other business, operations and activities of Parent conducted as of immediately prior to the Effective Time, including the business, operations and activities of Parent’s Electric, Natural Gas Distribution and Pipeline financial reporting segments.
“SpinCo Bylaws” shall mean the Amended and Restated Bylaws of SpinCo, substantially in the form of Exhibit B.
“SpinCo Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of SpinCo, substantially in the form of Exhibit A.
“SpinCo Contracts” shall mean the following contracts and agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing, in each case entered into prior to the Effective Time (provided that SpinCo Contracts shall not include any contract or agreement that is contemplated to be retained by Parent or any member of the Parent Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement)):
(a)    (i) any customer, distribution, supply or vendor contract or agreement with a Third Party exclusively related to the SpinCo Business and (ii) with respect to any customer, distribution, supply or vendor contract or agreement with a Third Party that relates to the SpinCo Business but is not exclusively related to the SpinCo Business, that portion of any such customer, distribution, supply or vendor contract or agreement that relates to the SpinCo Business;

(b)    (i) any license agreement exclusively related to the SpinCo Business and (ii) with respect to any license agreement that relates to the SpinCo Business but is not exclusively related to the SpinCo Business, that portion of any such license agreement that relates to the SpinCo Business;
(c)    any guarantee, indemnity, representation, covenant, warranty or other Liability of either Party or any member of its Group in respect of any other SpinCo Contract, any SpinCo Liability or the SpinCo Business;
(d)    any contract or agreement that is expressly contemplated by this Agreement or any of the Ancillary Agreements to be assigned to SpinCo or any member of the SpinCo Group;
(e)    any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements exclusively related to the SpinCo Business;
(f)    any credit agreement, indenture, note or other financing agreement or instrument entered into by SpinCo and/or any member of the SpinCo Group in connection with the Separation, including any SpinCo Financing Arrangements;
(g)    any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the SpinCo Group;
(h)    any joint venture or partnership contract or agreement exclusively related to the SpinCo Business;
(i)    the SpinCo Real Property Leases; and
(j)    any other contract or agreement not otherwise set forth herein and exclusively related to the SpinCo Business or SpinCo Assets.
“SpinCo Debt” shall have the meaning set forth in Section 2.12(a).
“SpinCo Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Parent that will be members of the SpinCo Group as of immediately prior to the Effective Time.
“SpinCo Financing Arrangements” shall have the meaning set forth in Section 2.12(a).
“SpinCo Group” shall mean (a) prior to the Effective Time, SpinCo and each Person that will be a Subsidiary of SpinCo as of immediately after the Effective Time, including the Transferred Entity, even if, prior to the Effective Time, such Person is not a Subsidiary of SpinCo; and (b) on and after the Effective Time, SpinCo and each Person that is a Subsidiary of SpinCo.

“SpinCo Indemnitees” shall have the meaning set forth in Section 4.3.
“SpinCo Intellectual Property Rights” shall mean (a) the Patents, Trademarks, Internet Properties and other Registered IP set forth on Schedule 1.1, and (b) the Intellectual Property Rights (other than Patents, Trademarks, Internet Properties and other Registered IP) that are owned by either Party or any of the members of its Group as of immediately prior to the Effective Time and embodied in the SpinCo Technology.
“SpinCo IT Assets” shall mean (a) all Information Technology owned by either Party or any member of its Group as of immediately prior to the Effective Time that is exclusively used or exclusively held for use in the SpinCo Business, and (b) all Third Party Software loaded thereon to the extent the applicable contract has transferred to the SpinCo Group pursuant to the terms of this Agreement or the SpinCo Group otherwise independently has a license to such Software, including the SpinCo IT Assets set forth on Schedule 1.2.
“SpinCo Liabilities” shall have the meaning set forth in Section 2.3(a).
“SpinCo Permits” shall mean all Permits owned or licensed by either Party or any member of its Group exclusively used or exclusively held for use in the SpinCo Business as of the Effective Time.
“SpinCo Retained Cash Amount” shall mean a cash amount calculated in accordance with Schedule 1.3.
“SpinCo Shares” shall mean the shares of common stock, par value $0.01 per share, of SpinCo.
“SpinCo Technology” shall mean any Technology with respect to which the Intellectual Property Rights therein are owned by either Party or any member of its Group to the extent that such Technology is used in, held for use in or necessary for the operation of the SpinCo Business as of the Effective Time and capable of being copied (for example, Software). For the avoidance of doubt, “SpinCo Technology” shall not include any SpinCo Intellectual Property Rights, SpinCo IT Assets or SpinCo Books and Records.
“SpinCo Real Property” shall mean (a) all of the Real Property owned by SpinCo or any member of the SpinCo Group as of the Effective Time, (b) the Real Property Leases to which SpinCo or any member of the SpinCo Group is a party as of the Effective Time (the “SpinCo Real Property Leases”), and (c) all recorded Real Property notices, easements, and obligations with respect to the Real Property and/or Real Property Leases described in the foregoing clauses (a) and (b).
“Straddle Period” shall have the meaning set forth in Section 2.13.
“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.
“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.
“Tax” shall have the meaning set forth in the Tax Matters Agreement.
“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Parent and SpinCo or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.
“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.
“Technology” shall mean embodiments of Intellectual Property Rights, including blueprints, designs, design protocols, documentation, specifications for materials, specifications for parts and devices, and design tools, materials, manuals, data, databases, Software and knowhow or knowledge of employees, relating to, embodying, or describing products, articles, apparatus, devices, processes, methods, formulae, recipes or other technical information; provided that “Technology” shall not include tangible personal property, Information Technology, books and records or any Intellectual Property Rights.
“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.
“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).
“Transfer Documents” shall have the meaning set forth in Section 2.1(b).
“Transferred Entity” shall mean Everus Construction, Inc. (formerly known as MDU Construction Services Group, Inc.), a Delaware corporation.
“Transition Period” shall have the meaning set forth in Section 8.2.
“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between Parent and SpinCo or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.
“Unreleased Parent Liability” shall have the meaning set forth in Section 2.5(b)(ii).
“Unreleased SpinCo Liability” shall have the meaning set forth in Section 2.5(a)(ii).

ARTICLE II
THE SEPARATION
2.1    Transfer of Assets and Assumption of Liabilities.
(a)    Subject to Section 2.4, on or prior to the Effective Time, but in any case prior to the Distribution, in accordance with the plan and structure set forth on Schedule 2.1(a) (the “Plan of Reorganization”):
(i)    Transfer and Assignment of SpinCo Assets. Parent shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver to SpinCo, or the applicable SpinCo Designees, and SpinCo or such SpinCo Designees shall accept from Parent and the applicable members of the Parent Group, all of Parent’s and such Parent Group member’s respective direct or indirect right, title and interest in and to all of the SpinCo Assets (it being understood that if any SpinCo Asset shall be held by the Transferred Entity or a wholly owned Subsidiary of the Transferred Entity, such SpinCo Asset shall be deemed assigned, transferred, conveyed and delivered to SpinCo as a result of the transfer of all of the equity interests in the Transferred Entity from Parent or the applicable members of the Parent Group to SpinCo or the applicable SpinCo Designee);
(ii)    Acceptance and Assumption of SpinCo Liabilities. SpinCo and the applicable SpinCo Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all of the SpinCo Liabilities in accordance with their respective terms. SpinCo and such SpinCo Designees shall be responsible for all SpinCo Liabilities, regardless of when or where such SpinCo Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined (including any SpinCo Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;
(iii)    Transfer and Assignment of Parent Assets. Parent and SpinCo shall cause SpinCo and the SpinCo Designees to contribute, assign, transfer, convey and deliver to Parent or certain members of the Parent Group designated by Parent, and Parent or such other members of the Parent Group shall accept from SpinCo and the SpinCo Designees, all of SpinCo’s and such SpinCo Designees’ respective direct or indirect right, title and interest in and to all Parent Assets held by SpinCo or a SpinCo Designee; and
(iv)    Acceptance and Assumption of Parent Liabilities. Parent and certain members of the Parent Group designated by Parent shall accept, assume and agree faithfully to perform, discharge and fulfill all of the Parent Liabilities held by SpinCo or any SpinCo Designee and Parent and the applicable members of the Parent Group shall be responsible for all Parent Liabilities in accordance with their respective terms, regardless of when or where such Parent Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Parent Liabilities are asserted or determined (including any such Parent Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.
(b)    Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), and without prejudice to any actions taken to implement, or documents entered into between or among any of the Parties or members of their respective Groups to implement, or in furtherance of, the Plan of Reorganization prior to the date hereof, (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) (including any documents entered into between or among any of the Parties or members of their respective Groups to implement or in furtherance of the Plan of Reorganization prior to the date hereof) shall be referred to collectively herein as the “Transfer Documents.”
(c)    Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such first Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and the Party so entitled thereto (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s Group) shall receive or otherwise assume or be subject to any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such first Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to any member of such Party’s Group), and the Party so responsible therefor (or member of such Party’s Group) shall accept, assume and agree to faithfully perform such Liability in accordance with this Agreement.
(d)    Waiver of Bulk-Sale and Bulk-Transfer Laws. To the extent permissible under applicable Law, SpinCo hereby waives compliance by each and every member of the Parent Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group. To the extent permissible under applicable Law, Parent hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Parent Assets to any member of the Parent Group.
(e)    Electronic Transfer. All transferred SpinCo Assets and Parent Assets, including transferred Technology, that can be delivered by electronic transmission will be so delivered or made available to SpinCo, Parent or their respective designees (as applicable), in an electronic form to be reasonably determined by the Parties.
2.2    SpinCo Assets; Parent Assets.
(a)    SpinCo Assets. For purposes of this Agreement, “SpinCo Assets” shall mean:
(i)    all issued and outstanding capital stock or other equity interests of the Transferred Entity and other members of the SpinCo Group that are owned by either Party or any members of its Group as of the Effective Time;
(ii)    all Assets of either Party or any of the members of its Group included or reflected as assets of the SpinCo Group on the SpinCo Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the SpinCo Balance Sheet; provided that the amounts set forth on the SpinCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of SpinCo Assets pursuant to this clause (ii);
(iii)    all Assets of either Party or any of the members of its Group as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of SpinCo or members of the SpinCo Group on a pro forma consolidated balance sheet of the SpinCo Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the SpinCo Balance Sheet), it being understood that (x) the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of SpinCo Assets pursuant to this clause (iii); and (y) the amounts set forth on the SpinCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of SpinCo Assets pursuant to this clause (iii);
(iv)    all Assets of either Party or any of the members of its Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to SpinCo or any other member of the SpinCo Group;
(v)    all SpinCo Contracts as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;
(vi)    all SpinCo Intellectual Property Rights as of the Effective Time, including any goodwill appurtenant to any Trademarks included in the SpinCo Intellectual Property Rights and the right to seek, recover and retain damages for infringement of any SpinCo Intellectual Property Rights;
(vii)    all SpinCo Technology as of immediately prior to the Effective Time;
(viii)    all SpinCo IT Assets as of immediately prior to the Effective Time;
(ix)    all SpinCo Real Property as of the Effective Time;
(x)    all SpinCo Permits as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;
(xi)    all Assets of either Party or any of the members of its Group as of the Effective Time that are exclusively related to the SpinCo Business to the extent not already included in subsections (i)-(x) and (xii)-(xiii) of this subsection;
(xii)    copies of any and all SpinCo Books and Records in the possession of either Party as of immediately prior to the Effective Time; provided, that Parent shall be permitted to retain copies of, and continue to use, subject to Section 6.9, (A) any SpinCo Books and Records that as of the Effective Time are used in or necessary for the operation or conduct of the Parent Business, (B) any SpinCo Books and Records that Parent is required by Law to retain (and if copies are not provided to SpinCo, then, to the extent permitted by Law, such copies will be made available to SpinCo upon SpinCo’s reasonable request), (C) one (1) copy of any SpinCo Books and Records to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures or related to any Parent Assets or Parent’s and/or its Affiliates obligations under this Agreement or any of the Ancillary Agreements and (D) “back-up” electronic tapes of such SpinCo Books and Records maintained by Parent in the ordinary course of business (such material in clauses (A) through (D), the “Parent Books and Records”); and

(xiii)    the SpinCo Retained Cash Amount.
Notwithstanding the foregoing, the Parties hereby acknowledge and agree that (A) while a single Asset may fall within more than one of the clauses (i) through (xiii) in this Section 2.2(a), such fact does not imply that (x) such Asset shall be transferred more than once or (y) any duplication of such Asset is required, and (B) the SpinCo Assets shall not in any event include any Asset referred to in clauses (i) through (x) of Section 2.2(b).
(b)    Parent Assets. For the purposes of this Agreement, “Parent Assets” shall mean all Assets of either Party or the members of its Group as of the Effective Time, other than the SpinCo Assets, it being understood that, notwithstanding anything herein to the contrary, the Parent Assets shall include:
(i)    all Assets owned by either Party or any of the members of its Group as of the Effective Time that are contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Parent or any other member of the Parent Group;
(ii)    all contracts and agreements of either Party or any of the members of its Group as of the Effective Time (other than the SpinCo Contracts);
(iii)    (x) the MDU Name and MDU Marks and the Intellectual Property Rights set forth on Schedule 2.2(b)(iii), and (y) all other Intellectual Property Rights owned by either Party or any of the members of its Group as of the Effective Time other than, in the case of this clause (y), the SpinCo Intellectual Property Rights;
(iv)    all Technology of either Party or any of the members of its Group as of the Effective Time (other than the SpinCo Technology);
(v)    all Information Technology owned by either Party or any member of its Group as of immediately prior to the Effective Time (other than the SpinCo IT Assets);
(vi)    all Permits of either Party or any of the members of its Group as of the Effective Time (other than the SpinCo Permits);
(vii)    all Real Property of either Party or any of the members of its Group as of the Effective Time (other than the SpinCo Real Property);
(viii)    all Parent Books and Records;
(ix)    all cash and cash equivalents of either Party or any of the members of its Group as of the Effective Time (other than the SpinCo Retained Cash Amount); and
(x)    any and all Assets set forth on Schedule 2.2(b)(x).

2.3    SpinCo Liabilities; Parent Liabilities.
(a)    SpinCo Liabilities. For the purposes of this Agreement, “SpinCo Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:
(i)    all Liabilities included or reflected as liabilities or obligations of SpinCo or the members of the SpinCo Group on the SpinCo Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the SpinCo Balance Sheet; provided that the amounts set forth on the SpinCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (i);
(ii)    all Liabilities as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of SpinCo or the members of the SpinCo Group on a pro forma consolidated balance sheet of the SpinCo Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the SpinCo Balance Sheet), it being understood that (x) the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (ii); and (y) the amounts set forth on the SpinCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (ii);
(iii)    all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the SpinCo Business or a SpinCo Asset;
(iv)    all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by SpinCo or any other member of the SpinCo Group, and all agreements, obligations and Liabilities of any member of the SpinCo Group under this Agreement or any of the Ancillary Agreements;
(v)    all Liabilities relating to, arising out of or resulting from the SpinCo Contracts, the SpinCo Intellectual Property Rights, the SpinCo IT Assets, the SpinCo Technology, the SpinCo Permits, the SpinCo Real Property or the SpinCo Financing Arrangements; and

(vi)    all Liabilities arising out of claims made by any Third Party (including Parent’s or SpinCo’s respective directors, officers, stockholders, employees and agents) against any member of the Parent Group or the SpinCo Group to the extent relating to, arising out of or resulting from the SpinCo Business or the SpinCo Assets or the other business, operations, activities or Liabilities of SpinCo referred to in clauses (i) through (vi) above;
provided that, notwithstanding the foregoing, the Parties hereby acknowledge and agree that (A) while a single Liability may fall within more than one of the clauses (i) through (vii) in this Section 2.3(a), such fact does not imply that (x) such Liability shall be transferred more than once or (y) any duplication of such Liability is required, and (B) the SpinCo Liabilities shall not in any event include any Liability referred to in clauses (i) through (iii) of Section 2.3(b).
(b)    Parent Liabilities. For the purposes of this Agreement, “Parent Liabilities” shall mean:
(i)    all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the Parent Group and, prior to the Effective Time, any member of the SpinCo Group, in each case, to the extent such Liabilities are not SpinCo Liabilities;
(ii)    all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Parent or any other member of the Parent Group, and all agreements, obligations and Liabilities of any member of the Parent Group under this Agreement or any of the Ancillary Agreements; and
(iii)    all Liabilities arising out of claims made by any Third Party (including Parent’s or SpinCo’s respective directors, officers, stockholders, employees and agents) against any member of the Parent Group or the SpinCo Group to the extent relating to, arising out of or resulting from the Parent Business or the Parent Assets or the other business, operations, activities or Liabilities referred to in clauses (i) and (ii) above.
2.4    Approvals and Notifications.
(a)    Approvals and Notifications for SpinCo Assets and Liabilities. To the extent that the transfer or assignment of any SpinCo Asset, the assumption of any SpinCo Liability, the Separation or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and SpinCo, neither Parent nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.
(b)    Delayed SpinCo Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the SpinCo Group of any SpinCo Asset (or portion thereof) or assumption by the SpinCo Group of any SpinCo Liability (or portion thereof) in connection with the Separation or the Distribution would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Effective Time then, unless the Parties shall otherwise mutually determine, the transfer or assignment to the SpinCo Group of such SpinCo Assets (or portions thereof) or the assumption by the SpinCo Group of such SpinCo Liabilities (or portions thereof), as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such SpinCo Assets or SpinCo Liabilities (or portions thereof) shall continue to constitute SpinCo Assets and SpinCo Liabilities for all other purposes of this Agreement.
(c)    Treatment of Delayed SpinCo Assets and Delayed SpinCo Liabilities. If any transfer or assignment of any SpinCo Asset (or a portion thereof) or any assumption of any SpinCo Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.4(b) or for any other reason (any such SpinCo Asset (or portion thereof), a “Delayed SpinCo Asset” and any such SpinCo Liability (or portion thereof), a “Delayed SpinCo Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Parent Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability, as the case may be, shall thereafter hold such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, for the use and benefit (or the performance and obligation, in the case of a Liability) of the member of the SpinCo Group entitled thereto or obligated therefor (at the expense of the member of the SpinCo Group entitled thereto or obligated therefor). In addition, the member of the Parent Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed SpinCo Asset or Delayed SpinCo Liability in the ordinary course of business in accordance with SpinCo Group past practice and take such other actions as may be reasonably requested by the member of the SpinCo Group to whom such Delayed SpinCo Asset is to be transferred or assigned, or which will assume such Delayed SpinCo Liability, as the case may be, in order to place such member of the SpinCo Group in a substantially similar position as if such Delayed SpinCo Asset or Delayed SpinCo Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time (and from any earlier time provided for in a Transfer Document until the Effective Time) to the SpinCo Group.

(d)    Transfer of Delayed SpinCo Assets and Delayed SpinCo Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed SpinCo Asset or the deferral of assumption of any Delayed SpinCo Liability pursuant to Section 2.4(b), are obtained or made, and, if and when any other legal impediments to the transfer or assignment of any Delayed SpinCo Asset or the assumption of any Delayed SpinCo Liability have been removed, the transfer or assignment of the applicable Delayed SpinCo Asset or the assumption of the applicable Delayed SpinCo Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.
(e)    Costs for Delayed SpinCo Assets and Delayed SpinCo Liabilities. Any member of the Parent Group retaining a Delayed SpinCo Asset or Delayed SpinCo Liability due to the deferral of the transfer or assignment of such Delayed SpinCo Asset or the deferral of the assumption of such Delayed SpinCo Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money, unless the necessary funds are advanced (or otherwise made available) by SpinCo or the member of the SpinCo Group entitled to the Delayed SpinCo Asset or obligated with respect to the Delayed SpinCo Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by SpinCo or the member of the SpinCo Group entitled to such Delayed SpinCo Asset or obligated with respect to such Delayed SpinCo Liability; provided, however, that the Parent Group shall not knowingly allow the loss or diminution in value of any Delayed SpinCo Asset without first providing the SpinCo Group commercially reasonable notice of such potential loss or diminution in value and affording the SpinCo Group a commercially reasonable opportunity to take action to prevent such loss or diminution in value.
(f)    Approvals and Notifications for Parent Assets. To the extent that the transfer or assignment of any Parent Asset, the assumption of any Parent Liability, the Separation or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and SpinCo, neither Parent nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.
(g)    Delayed Parent Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Parent Group of any Parent Asset (or portion thereof) or assumption by the Parent Group of any Parent Liability (or portion thereof) in connection with the Separation or the Distribution would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Effective Time then, unless the Parties shall otherwise mutually determine, the transfer or assignment to the Parent Group of such Parent Assets (or portions thereof) or the assumption by the Parent Group of such Parent Liabilities (or portions thereof), as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made.

Notwithstanding the foregoing, any such Parent Assets or Parent Liabilities (or portions thereof) shall continue to constitute Parent Assets and Parent Liabilities for all other purposes of this Agreement.
(h)    Treatment of Delayed Parent Assets and Delayed Parent Liabilities. If any transfer or assignment of any Parent Asset (or a portion thereof) or any assumption of any Parent Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time whether as a result of the provisions of Section 2.4(g) or for any other reason (any such Parent Asset (or a portion thereof), a “Delayed Parent Asset” and any such Parent Liability (or a portion thereof), a “Delayed Parent Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the SpinCo Group retaining such Delayed Parent Asset or such Delayed Parent Liability, as the case may be, shall thereafter hold such Delayed Parent Asset or Delayed Parent Liability, as the case may be, for the use and benefit (or the performance and obligation, in the case of a Liability) of the member of the Parent Group entitled thereto or obligated therefor (at the expense of the member of the Parent Group entitled thereto or obligated therefor). In addition, the member of the SpinCo Group retaining such Delayed Parent Asset or such Delayed Parent Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Parent Asset or Delayed Parent Liability in the ordinary course of business in accordance with Parent Group past practice and take such other actions as may be reasonably requested by the member of the Parent Group to which such Delayed Parent Asset is to be transferred or assigned, or which will assume such Delayed Parent Liability, as the case may be, in order to place such member of the Parent Group in a substantially similar position as if such Delayed Parent Asset or Delayed Parent Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Parent Asset or Delayed Parent Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Parent Asset or Delayed Parent Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time (and from any earlier time provided for in a Transfer Document until the Effective Time) to the Parent Group.
(i)    Transfer of Delayed Parent Assets and Delayed Parent Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Parent Asset or the deferral of assumption of any Delayed Parent Liability pursuant to Section 2.4(f), are obtained or made, and, if and when any other legal impediments to the transfer or assignment of any Delayed Parent Asset or the assumption of any Delayed Parent Liability have been removed, the transfer or assignment of the applicable Delayed Parent Asset or the assumption of the applicable Delayed Parent Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.
(j)    Costs for Delayed Parent Assets and Delayed Parent Liabilities. Any member of the SpinCo Group retaining a Delayed Parent Asset or Delayed Parent Liability due to the deferral of the transfer or assignment of such Delayed Parent Asset or the deferral of the assumption of such Delayed Parent Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money, unless the necessary funds are advanced (or otherwise made available) by Parent or the member of the Parent Group entitled to the Delayed Parent Asset or Delayed Parent Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Parent or the member of the Parent Group entitled to such Delayed Parent Asset or obligated with respect to such Delayed Parent Liability; provided, however, that the SpinCo Group shall not knowingly allow the loss or diminution in value of any Delayed Parent Asset without first providing the Parent Group commercially reasonable notice of such potential loss or diminution in value and affording the Parent Group a commercially reasonable opportunity to take action to prevent such loss or diminution in value.
(k)    Tax Treatment of Delayed Transfers. Parent and SpinCo shall, and shall cause their Affiliates to, (i) for all U.S. federal (and applicable state, local and foreign) income Tax purposes, treat any SpinCo Asset, SpinCo Liability, Delayed SpinCo Asset, Delayed SpinCo Liability, Delayed Parent Asset or Delayed Parent Liability transferred, assigned or assumed after the Effective Time as having been so transferred, assigned or assumed at the time at which it was intended to have been so transferred, assigned or assumed as reflected in this Agreement (including the Plan of Reorganization); and (ii) file all Tax Returns in a manner consistent with such treatment and not take any Tax position inconsistent therewith, except to the extent otherwise required pursuant to Law, as determined by Parent in its reasonable discretion.
2.5    Novation of Liabilities.
(a)    Novation of SpinCo Liabilities.
(i)    Each of Parent and SpinCo, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all SpinCo Liabilities and obtain in writing the unconditional release of each member of the Parent Group that is a party to or otherwise obligated under any such arrangements, to the extent permitted by applicable Law and effective as of the Effective Time, so that, in any such case, the members of the SpinCo Group shall be solely responsible for such SpinCo Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent nor SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested. To the extent such substitution contemplated by the first sentence of this Section 2.5(a)(i) has been effected, the members of the Parent Group shall, from and after the Effective Time, cease to have any obligation whatsoever arising from or in connection with such SpinCo Liabilities.
(ii)    If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Parent Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased SpinCo Liability”), SpinCo shall, to the extent not prohibited by Law, (A) use its commercially reasonable efforts to effect such consent, substitution, approval, amendment or release as soon as practicable following the Effective Time, but in any event within six (6) months thereof, and (B) as indemnitor, guarantor, agent or subcontractor for such member of the Parent Group, as the case may be, (x) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Parent Group that constitute Unreleased SpinCo Liabilities from and after the Effective Time and (y) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Parent Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased SpinCo Liabilities shall otherwise become assignable or able to be novated, Parent shall promptly assign, or cause to be assigned, and SpinCo or the applicable SpinCo Group member shall assume, such Unreleased SpinCo Liabilities without exchange of further consideration.
(b)    Novation of Parent Liabilities.
(i)    Each of Parent and SpinCo, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Parent Liabilities and obtain in writing the unconditional release of each member of the SpinCo Group that is a party to or otherwise obligated under any such arrangements, to the extent permitted by applicable Law and effective as of the Effective Time, so that, in any such case, the members of the Parent Group shall be solely responsible for such Parent Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent nor SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested. To the extent such substitution contemplated by the first sentence of this Section 2.5(b)(i) has been effected, the members of the SpinCo Group shall, from and after the Effective Time, cease to have any obligation whatsoever arising from or in connection with such Parent Liabilities.
(ii)    If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the SpinCo Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Parent Liability”), Parent shall, to the extent not prohibited by Law, (A) use its commercially reasonable efforts to effect such consent, substitution, approval, amendment or release as soon as practicable following the Effective Time, but in any event within six (6) months thereof, and (B) as indemnitor, guarantor, agent or subcontractor for such member of the SpinCo Group, as the case may be, (x) pay, perform and discharge fully all the obligations or other Liabilities of such member of the SpinCo Group that constitute Unreleased Parent Liabilities from and after the Effective Time and (y) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the SpinCo Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Parent Liabilities shall otherwise become assignable or able to be novated, SpinCo shall promptly assign, or cause to be assigned, and Parent or the applicable Parent Group member shall assume, such Unreleased Parent Liabilities without exchange of further consideration.
2.6    Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:
(a)    On or prior to the Effective Time or as soon as practicable thereafter, each of Parent and SpinCo shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the Parent Group removed as guarantor of or obligor for any SpinCo Liability to the extent that such guarantee or obligation relates to SpinCo Liabilities, including the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any such SpinCo Liability; and (ii) have any member(s) of the SpinCo Group removed as guarantor of or obligor for any Parent Liability to the extent that such guarantee or obligation relates to Parent Liabilities, including the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any such Parent Liability.
(b)    To the extent required to obtain a release from a guarantee of:
(i)    any member of the Parent Group, SpinCo shall (or shall cause a member of the SpinCo Group to) execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any SpinCo Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (x) with which SpinCo (or any member of the SpinCo Group) would be reasonably unable to comply or (y) which SpinCo (or any member of the SpinCo Group) would not reasonably be able to avoid breaching; and
(ii)    any member of the SpinCo Group, Parent shall (or shall cause a member of the Parent Group to) execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any Parent Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (x) with which Parent (or any member of the Parent Group) would be reasonably unable to comply or (y) which Parent (or any member of the Parent Group) would not reasonably be able to avoid breaching.

(c)    If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in clauses (a) and (b) of this Section 2.6, (i) the Party or the relevant member of its Group that has assumed the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of Parent and SpinCo, on behalf of itself and the other members of their respective Group, agrees not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable, unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.
2.7    Termination of Agreements.
(a)    Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, SpinCo and each member of the SpinCo Group, on the one hand, and Parent and each member of the Parent Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among SpinCo and/or any member of the SpinCo Group, on the one hand, and Parent and/or any member of the Parent Group, on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.
(b)    The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.7(b)(ii), which shall be treated as described therein; (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party; (iv) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.7(c); (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Parent or SpinCo, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests shall be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (vi) any Shared Contracts.
(c)    All of the intercompany accounts receivable and accounts payable (except for intercompany accounts arising under the Ancillary Agreements or the agreements,

arrangements, commitments or understandings listed on Schedule 2.7(b)(ii)) between any member of the Parent Group, on the one hand, and any member of the SpinCo Group, on the other hand, shall, prior to the Effective Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise as determined by Parent in its sole and absolute discretion. Any such intercompany accounts that are settled after the Effective Time, but in connection with the Separation and the Distribution shall be deemed for purposes of this Agreement to have been settled as of immediately prior to the Effective Time.
2.8    Treatment of Shared Contracts.
(a)    Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.8 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any contract or agreement, a portion of which is a SpinCo Contract, but the remainder of which is a Parent Asset (any such contract or agreement, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the member of its Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign (or amend) a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the SpinCo Group or the Parent Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the SpinCo Business or the Parent Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group (or amended to allow a member of the applicable Group to exercise applicable rights under such Shared Contract) pursuant to this Section 2.8, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.8.
(b)    Except as otherwise required by applicable Law, as determined by Parent in its reasonable discretion, each of Parent and SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as an Asset owned by, and/or a Liability of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time (or such earlier time as provided under a Transfer Document), and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment.
(c)    Nothing in this Section 2.8 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.8.
2.9    Bank Accounts; Cash Balances.
(a)    Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Parent or any other member of the Parent Group (collectively, the “Parent Accounts”) so that each such SpinCo Account and Parent Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to) to any Parent Account or SpinCo Account, respectively, is de-linked from such Parent Account or SpinCo Account, respectively.
(b)    It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will be in place a cash management process pursuant to which the SpinCo Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by SpinCo or a member of the SpinCo Group.
(c)    It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will continue to be in place a cash management process pursuant to which the Parent Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Parent or a member of the Parent Group.
(d)    With respect to any outstanding checks issued or payments initiated by Parent, SpinCo, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.
(e)    As between Parent and SpinCo (and the members of their respective Groups), all payments made and reimbursements, credits, returns or rebates received after the Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit (or the performance and obligation, in the case of a Liability) of the Party entitled thereto or obligated therefor and, promptly following receipt by such Party of any such payment or reimbursement, credit, return or rebate such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party, the amount of such payment or reimbursement, credit, return or rebate without right of set-off.
2.10    Ancillary Agreements. Effective on or prior to the Effective Time, each of Parent and SpinCo will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it is a party.
2.11    Disclaimer of Representations and Warranties. EACH OF PARENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PARENT GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO: (A) THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (B) ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, (C) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, (D) THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR (E) THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.
2.12    SpinCo Financing Arrangements; SpinCo Debt Incurrence.
(a)    Prior to the Effective Time, and in accordance with the Plan of Reorganization, (i) SpinCo and/or other members of the SpinCo Group will enter into one or more financing arrangements and agreements (the “SpinCo Financing Arrangements”), pursuant to which it or they shall borrow prior to the Effective Time a principal amount of not less than $[●] (the “SpinCo Debt”) and (ii) the proceeds of the SpinCo Debt shall be transferred as provided in the Plan of Reorganization (the “Cash Transfer”). Parent and SpinCo agree to take, and shall cause the members of their respective Group to take, all necessary actions to assure the full release and discharge of Parent and the other members of the Parent Group from all liabilities and other obligations pursuant to the SpinCo Financing Arrangements as of no later than the Effective Time. The Parties agree that SpinCo or another member of the SpinCo Group, as the case may be, and not Parent or any member of the Parent Group, are and shall be responsible for all costs and expenses incurred in connection with the SpinCo Financing Arrangements.
(b)    Prior to the Effective Time, Parent and SpinCo shall cooperate in the preparation of all materials as may be necessary or advisable to execute the SpinCo Financing Arrangements.
2.13    Financial Information Certifications. Parent’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to SpinCo as its Subsidiary. In order to enable the principal executive officer and principal financial officer of SpinCo to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002 following the Distribution in respect of any quarterly or annual fiscal period of SpinCo that begins on or prior to the Distribution Date in respect of which financial statements are not included in the Form 10 (a “Straddle Period”), Parent, on or before the date that is ten (10) days prior to the latest date on which SpinCo may file the periodic report pursuant to Section 13 of the Exchange Act for any such Straddle Period (not taking into account any possible extensions), shall provide SpinCo with one (1) or more certifications with respect to such disclosure controls and procedures and the effectiveness thereof and whether there were any changes in the internal controls over financial reporting that have materially affected or are reasonably likely to materially affect the internal control over financial reporting, which certification(s) shall (a) be with respect to the applicable Straddle Period (it being understood that no certification need be provided with respect to any period or portion of any period after the Distribution Date) and (b) be in substantially the same form as those that had been provided by officers or employees of Parent in similar certifications delivered prior to the Distribution Date, with such changes thereto as Parent may reasonably determine. Such certification(s) shall be provided by Parent (and not by any officer or employee in their individual capacity).
ARTICLE III
THE DISTRIBUTION
3.1    Sole and Absolute Discretion; Cooperation.
(a)    Parent shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, Parent may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing shall in any way limit Parent’s right to terminate this Agreement or the Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.

(b)    SpinCo shall cooperate with Parent to accomplish the Distribution and shall, at Parent’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of SpinCo Shares on the Form 10. Parent shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Parent. SpinCo and Parent, as the case may be, will provide to the Distribution Agent any information required in order to complete the Distribution.
3.2    Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:
(a)    Notice to NYSE. Parent shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.
(b)    SpinCo Certificate of Incorporation and SpinCo Bylaws. On or prior to the Distribution Date, Parent and SpinCo shall take all necessary actions so that, as of the Effective Time, the SpinCo Certificate of Incorporation and the SpinCo Bylaws shall become the certificate of incorporation and bylaws of SpinCo, respectively.
(c)    SpinCo Directors and Officers. On or prior to the Distribution Date, Parent and SpinCo shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of SpinCo shall be those set forth in the Information Statement made available to the Record Holders prior to the Distribution Date, unless otherwise agreed by the Parties; (ii) each individual referred to in clause (i) shall have resigned from his or her position, if any, as a member of the Parent Board and/or as an executive officer of Parent; and (iii) SpinCo shall have such other officers as SpinCo shall appoint.
(d)    NYSE Listing. SpinCo shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the SpinCo Shares to be distributed in the Distribution on the NYSE, subject to official notice of distribution.
(e)    Securities Law Matters. SpinCo shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Parent and SpinCo shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof that are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Parent and SpinCo will prepare, and SpinCo will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters that Parent determines are necessary or desirable to effectuate the Distribution, and Parent and SpinCo shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Parent and SpinCo shall take all such action as may be necessary or appropriate under the securities or blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.
(f)    Availability of Information Statement. Parent shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the Parent Board has approved the Distribution, cause the Information Statement to be made available to the Record Holders.
(g)    The Distribution Agent. Parent shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.
(h)    Stock-Based Employee Benefit Plans. Parent and SpinCo shall take all actions as may be necessary to approve the grants of adjusted equity awards by Parent (in respect of Parent Shares) and SpinCo (in respect of SpinCo Shares) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.
3.3    Conditions to the Distribution.
(a)    The consummation of the Distribution will be subject to the satisfaction, or waiver by Parent in its sole and absolute discretion, of the following conditions:
(i)    the SEC shall have declared effective the Form 10; no order suspending the effectiveness of the Form 10 shall be in effect; and no proceedings for such purposes shall have been instituted or threatened by the SEC;
(ii)    the Information Statement shall have been made available to the Record Holders;
(iii)    Parent shall have received the IRS Ruling, satisfactory to the Parent Board, regarding certain U.S. federal income tax matters, and such IRS Ruling shall not have been revoked or modified in any material respect;
(iv)    Parent shall have received one or more opinions from its tax advisors in connection with the transactions contemplated by this Agreement, in each case satisfactory to the Parent Board, regarding certain U.S. federal income tax matters;
(v)    an independent appraisal firm acceptable to Parent shall have delivered one (1) or more opinions to the Parent Board confirming the solvency and financial viability of Parent prior to the Distribution and of Parent and SpinCo after consummation of the Distribution, and such opinions shall be acceptable to Parent in form and substance in Parent’s sole discretion and such opinions shall not have been withdrawn or rescinded;
(vi)    the transfer of the SpinCo Assets (other than any Delayed SpinCo Asset) and SpinCo Liabilities (other than any Delayed SpinCo Liability) contemplated to be transferred from Parent (or the applicable members of its Group) to SpinCo on or prior to the Distribution shall have occurred as contemplated by Section 2.1, and the transfer of the Parent Assets (other than any Delayed Parent Asset) and Parent Liabilities (other than any Delayed Parent Liability) contemplated to be transferred from SpinCo to Parent (or the applicable members of its Group) on or prior to the Distribution Date shall have occurred as contemplated by Section 2.1, in each case pursuant to the Plan of Reorganization;
(vii)    the actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority;
(viii)    each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto;
(ix)    no order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be pending or in effect;
(x)    the SpinCo Shares to be distributed to the Parent stockholders in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of distribution;
(xi)    SpinCo shall have consummated the SpinCo Financing Arrangements and one or more members of the Parent Group shall have received the proceeds from the Cash Transfer. Parent shall be satisfied in its sole and absolute discretion that, as of the Effective Time, it shall have no Liability whatsoever under the SpinCo Financing Arrangements; and
(xii)    no other events or developments shall exist or shall have occurred that, in the judgment of the Parent Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement.
(b)    The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent Board to waive or not waive any such condition or in any way limit Parent’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the Parent Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties. If Parent waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

3.4    The Distribution.
(a)    Subject to Section 3.3, on or prior to the Effective Time, SpinCo shall deliver to the Distribution Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding SpinCo Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the Parent Shares to instruct the Distribution Agent to distribute at the Effective Time the appropriate number of SpinCo Shares to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. SpinCo will not issue paper stock certificates in respect of the SpinCo Shares. The Distribution shall be effective at the Effective Time.
(b)    Subject to Sections 3.3 and 3.4(c), each Record Holder shall be entitled to receive in the Distribution a number of whole SpinCo Shares equal to the number of Parent Shares held by such Record Holder on the Record Date multiplied by the Distribution Ratio, rounded down to the nearest whole number.
(c)    No fractional shares shall be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of SpinCo. In lieu of retaining any such fractional shares, each Record Holder who, but for the provisions of this Section 3.4(c), would be entitled to a fractional share interest of a SpinCo Share pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, Parent shall direct the Distribution Agent to determine the number of whole and fractional SpinCo Shares allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to fractional share interests (with the Distribution Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of Parent, SpinCo or the Distribution Agent will be required to guarantee any minimum sale price for the fractional SpinCo Shares sold in accordance with this Section 3.4(c). Neither Parent nor SpinCo will be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Parent or SpinCo. Solely for purposes of computing fractional share interests pursuant to this Section 3.4(c) and Section 3.4(d), the beneficial owner of Parent Shares held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.
(d)    Any SpinCo Shares or cash in lieu of fractional shares with respect to SpinCo Shares that remain unclaimed by any Record Holder one hundred eighty (180) days after the Distribution Date shall be delivered to SpinCo, and SpinCo or its transfer agent on its behalf shall hold such SpinCo Shares and cash for the account of such Record Holder, and the Parties agree that all obligations to provide such SpinCo Shares and cash, if any, in lieu of fractional share interests shall be obligations of SpinCo, subject in each case to applicable escheat or other abandoned property Laws, and Parent shall have no Liability with respect thereto.
(e)    Until the SpinCo Shares are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, SpinCo will regard the Persons entitled to receive such SpinCo Shares as record holders of SpinCo Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. SpinCo agrees that, subject to any transfers of such shares, from and after the Effective Time, (i) each such holder shall be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the SpinCo Shares then held by such holder, and (ii) each such holder shall be entitled, without any action on the part of such holder, to receive evidence of ownership of the SpinCo Shares then held by such holder.
ARTICLE IV
MUTUAL RELEASES; INDEMNIFICATION
4.1    Release of Pre-Distribution Claims.
(a)    SpinCo Release of Parent. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Effective Time, SpinCo does hereby, for itself and each other member of the SpinCo Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Parent and the members of the Parent Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group and who are not, as of immediately following the Effective Time, directors, officers or employees of SpinCo or a member of the SpinCo Group, in each case from: (A) all SpinCo Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the SpinCo Business, the SpinCo Assets or the SpinCo Liabilities.
(b)    Parent Release of SpinCo. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Effective Time, Parent does hereby, for itself and each other member of the Parent Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) SpinCo and the members of the SpinCo Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each case from: (A) all Parent Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Parent Business, the Parent Assets or the Parent Liabilities.
(c)    Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.7(b) as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:
(i)    any Liability provided in or resulting from any agreement among any members of the Parent Group or any members of the SpinCo Group that is specified in Section 2.7(b) as not to terminate as of the Effective Time, or any other Liability specified in Section 2.7(b) as not to terminate as of the Effective Time;
(ii)    any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;
(iii)    any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;
(iv)    any Liability provided in or resulting from any other contract or agreement that is entered into after the Effective Time between one Party (or a member of such Party’s Group), on the one hand, and the other Party (or a member of such Party’s Group), on the other hand;
(v)    any Liability that the Parties may have with respect to indemnification or contribution or other obligation pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(vi)    any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.
In addition, nothing contained in Section 4.1(a) shall release any member of the Parent Group from honoring its existing obligations to indemnify any director, officer or employee of SpinCo who was a director, officer or employee of any member of the Parent Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if any portion of the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo shall indemnify Parent for such portion of such Liability (including Parent’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.
(d)    No Claims. SpinCo shall not make, and shall not permit any other member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any other member of the Parent Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Parent shall not make, and shall not permit any other member of the Parent Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SpinCo or any other member of the SpinCo Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).
(e)    Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.
4.2    Indemnification by SpinCo. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, SpinCo shall, and shall cause the other members of the SpinCo Group to, indemnify, defend and hold harmless Parent, each member of the Parent Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnitees”), from and against any and all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):
(a)    any SpinCo Liability;
(b)    any failure of SpinCo, any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;
(c)    any breach by SpinCo or any other member of the SpinCo Group of this Agreement or any of the Ancillary Agreements;

(d)    except to the extent it relates to a Parent Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the SpinCo Group by any member of the Parent Group that survives following the Distribution; and
(e)    any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if SpinCo shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in Section 4.3(e).
4.3    Indemnification by Parent. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Parent shall, and shall cause the other members of the Parent Group to, indemnify, defend and hold harmless SpinCo, each member of the SpinCo Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):
(a)    any Parent Liability;
(b)    any failure of Parent, any other member of the Parent Group or any other Person to pay, perform or otherwise promptly discharge any Parent Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;
(c)    any breach by Parent or any other member of the Parent Group of this Agreement or any of the Ancillary Agreements;
(d)    except to the extent it relates to a SpinCo Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Parent Group by any member of the SpinCo Group that survives following the Distribution; and
(e)    any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in Parent’s name in the Form 10, the Information Statement (as amended or supplemented if SpinCo shall have furnished any amendments or supplements thereto) or any other Disclosure Document; it being agreed that the statements set forth on Schedule 4.3(e) shall be the only statements made explicitly in Parent’s name in the Form 10, the Information Statement or any other Disclosure Document, and all other information contained in the Form 10, the Information Statement or any other Disclosure Document shall be deemed to be information supplied by SpinCo.

4.4    Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
(a)    The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V shall be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) shall be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then within ten (10) days of receipt of such Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.
(b)    The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.
4.5    Procedures for Indemnification of Third-Party Claims.
(a)    Notice of Claims. If, at or following the Effective Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Parent Group or the SpinCo Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within fourteen (14) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).
(b)    Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling the defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee are true, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim and specifying any reservations or exceptions to its defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.
(c)    Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable and documented fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.
(d)    Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that does not elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if outside legal counsel to the Indemnitee reasonably determines in good faith that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and in such case the Indemnifying Party shall bear the reasonable and documented fees and expenses of such counsel for all Indemnitees.
(e)    No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party delivers the other Party a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within ten (10) business days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

4.6    Additional Matters.
(a)    Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.
(b)    Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time, except to the extent (if any) that the Indemnifying Party is actually prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.
(c)    Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.
(d)    Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
(e)    Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all reasonable costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.
4.7    Right of Contribution.
(a)    Contribution. If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.
(b)    Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed SpinCo Assets or Delayed SpinCo Liabilities (except for the gross negligence or intentional misconduct of a member of the Parent Group) or with the ownership, operation or activities of the SpinCo Business prior to the Effective Time shall be deemed to be the fault of SpinCo and the other members of the SpinCo Group, and no such fault shall be deemed to be the fault of Parent or any other member of the Parent Group; (ii) any fault associated with the business conducted with Delayed Parent Assets or Delayed Parent Liabilities (except for the gross negligence or intentional misconduct of a member of the SpinCo Group) shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group; and (iii) any fault associated with the ownership, operation or activities of the Parent Business prior to the Effective Time shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group.
4.8    Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any SpinCo Liabilities by SpinCo or a member of the SpinCo Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Parent Liabilities by Parent or a member of the Parent Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.
4.9    Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.
4.10    Survival of Indemnities. The rights and obligations of each of Parent and SpinCo and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.
4.11    Tax Matters Agreement Coordination. The above provisions of Section 4.2 through Section 4.10 shall not apply to Taxes. It is understood and agreed that Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Matters Agreement. In the case of any conflict or inconsistency between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.
ARTICLE V
CERTAIN OTHER MATTERS
5.1    Insurance Matters.
(a)    Parent and SpinCo agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Effective Time. In no event shall Parent, any other member of the Parent Group or any Parent Indemnitee have Liability or obligation whatsoever to any member of the SpinCo Group in the event that any (i) insurance policy or insurance policy related contract shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the SpinCo Group for any reason whatsoever or shall be cancelled, not renewed or not extended beyond the current expiration date or (ii) any insurer declines, denies, delays or obstructs any claim payment.
(b)    Except with respect to the policies provided on Schedule 5.1(b) (collectively, the “Covered Policies”), from and after the Effective Time, SpinCo, any member of the SpinCo Group or any of their respective employees (including former or inactive employees) shall cease to be insured by, shall have no access or availability to or under, shall not be entitled to make claims on or under and shall not be entitled to claim benefits from or seek coverage under, and shall not have any rights to or under, any of Parent’s or any member of the Parent Group’s insurance policies or any of their respective self-insured programs in place immediately prior to the Effective Time. Solely with respect to the Covered Policies, from and after the Effective Time, with respect to any losses, damages and Liability incurred by any member of the SpinCo Group prior to the Effective Time, Parent will provide SpinCo with access to, and SpinCo may make claims under, the Covered Policies in place immediately prior to the Effective Time, but solely to the extent that such policies provided coverage for members of the SpinCo Group or the SpinCo Business prior to the Effective Time; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms, conditions and exclusions of such insurance policies, including any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:
(i)    SpinCo shall notify Parent, as promptly as practicable, of any incident, circumstance or occurrence that may lead to a claim made by SpinCo pursuant to this Section 5.1(b);
(ii)    SpinCo shall reimburse Parent and the members of the Parent Group for all claim-related payments made by Parent or any member of the Parent Group on or after the Effective Time that arise from claims made by SpinCo, any member of the SpinCo Group, any of their respective employees or any Third Party under Parent’s or any member of the Parent Group’s self-insured, large deductible, or fronted insurance programs for occurrences prior to the Effective Time, including reasonable overhead, claim handling and administrative costs, taxes, surcharges, state assessments and other related costs. SpinCo and the members of the SpinCo Group shall indemnify, hold harmless and reimburse Parent and the members of the Parent Group for any deductibles, self-insured retention, retrospective premium payments, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees and other expenses incurred by Parent or any member of the Parent Group to the extent resulting from any access to, or any claims made by SpinCo or any other members of the SpinCo Group under, any of Parent’s or a member of the Parent Group’s insurance policies provided pursuant to this Section 5.1(b), whether such claims are made by SpinCo, its employees or Third Parties;
(iii)    SpinCo shall, and shall cause the other members of the SpinCo Group to, cooperate with and assist Parent and the members of the Parent Group and share such information as is reasonably necessary in order to permit Parent and the members of the Parent Group to manage and conduct the insurance matters contemplated by this Section 5.1; and
(iv)    SpinCo shall exclusively bear (and neither Parent nor any members of the Parent Group shall have any obligation to repay or reimburse SpinCo or any member of the SpinCo Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts (including where any insurer declines, denies, delays or obstructs any claim payment) of all such claims made for the benefit of SpinCo or any member of the SpinCo Group under the policies as provided for in this Section 5.1(b). Where a policy includes a reinstatement of limits, in the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the SpinCo Group, on the one hand, and the Parent Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to Parent’s insurance carrier(s) (including any submissions prior to the Effective Time). To the extent that the Parent Group or the SpinCo Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to Parent’s insurance carrier(s), the other party shall promptly pay the first party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, a Party may elect not to reinstate the policy aggregate even if available. In the event that a Party elects not to reinstate the policy aggregate, it shall provide prompt written notice to the other Party and shall have no rights to claim against or have any benefit from the reinstated limits. A Party which elects to reinstate the policy aggregate shall be responsible for all reinstatement premiums and other costs associated with such reinstatement to the extent such Party has received notice from the other Party that such other Party does not elect to reinstate the limits.
In the event that any member of the Parent Group incurs any losses, damages or Liability prior to or in respect of the period prior to the Effective Time for which such member of the Parent Group is entitled to coverage under SpinCo’s third-party insurance policies, the same process pursuant to this Section 5.1(b) shall apply, substituting “Parent” for “SpinCo” and “SpinCo” for “Parent,” including for purposes of the first sentence of Section 5.1(e).
(c)    At the Effective Time, SpinCo shall have in effect all insurance programs required to comply with SpinCo’s contractual obligations and such other Policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to SpinCo’s.
(d)    Neither SpinCo nor any member of the SpinCo Group, in connection with making a claim under any insurance policy of Parent or any member of the Parent Group pursuant to this Section 5.1, shall take any action that would be reasonably likely to (i) have a materially adverse impact on the then-current relationship between Parent or any member of the Parent Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or materially reducing coverage, or materially increasing the amount of any premium owed by Parent or any member of the Parent Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere in any material respect with the rights of Parent or any member of the Parent Group under the applicable insurance policy; provided that SpinCo’s, any member of the SpinCo Group’s, any of their respective employees’ or any Third Party’s making of a claim pursuant to Section 5.1(b)(ii) shall not be deemed to be an action that triggers the foregoing clauses (i), (ii) or (iii).

(e)    Any payments, costs, adjustments or reimbursements to be paid by SpinCo pursuant to this Section 5.1 shall be billed quarterly and payable within thirty (30) days from receipt of an invoice from Parent. Parent shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any SpinCo Liabilities and/or claims SpinCo has made or could make in the future, and no member of the SpinCo Group shall erode, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with Parent’s insurers with respect to any of Parent’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. SpinCo shall cooperate with Parent and share such information as is reasonably necessary in order to permit Parent to manage and conduct its insurance matters as Parent deems appropriate. Each Party and any member of its applicable Group has the sole right to settle or otherwise resolve third-party claims made against it or any member of its applicable Group covered under an applicable insurance policy.
(f)    This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Parent Group in respect of any insurance policy or any other contract or policy of insurance.
(g)    SpinCo does hereby, for itself and each other member of the SpinCo Group, agree that no member of the Parent Group shall have any Liability whatsoever as a result of the insurance policies and practices of Parent and the members of the Parent Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.
5.2    Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within forty-five (45) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus two percent (2%).
5.3    Inducement. SpinCo acknowledges and agrees that Parent’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by SpinCo’s covenants and agreements in this Agreement and the Ancillary Agreements, including SpinCo’s assumption of the SpinCo Liabilities pursuant to the Separation and the provisions of this Agreement and SpinCo’s covenants and agreements contained in Article IV.
5.4    Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.
ARTICLE VI
EXCHANGE OF INFORMATION; CONFIDENTIALITY
6.1    Agreement for Exchange of Information.
(a)    Subject to Section 6.9 and any other applicable confidentiality obligations, each of Parent and SpinCo, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party or its Group requests to the extent that (i) such information relates to the SpinCo Business, or any SpinCo Asset or SpinCo Liability, if SpinCo is the requesting Party, or to the Parent Business, or any Parent Asset or Parent Liability, if Parent is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence.  The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of either Party under Section 6.4.
(b)    Without limiting the generality of the foregoing, until the end of SpinCo’s fiscal year during which the Distribution Date occurs (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the

SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.
6.2    Ownership of Information. The provision of any information pursuant to Section 6.1 or Section 6.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.
6.3    Compensation for Providing Information. The Party requesting information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.
6.4    Record Retention. To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control at the Effective Time in substantial accordance with the policies of Parent as in effect at the Effective Time or such other policies as may be adopted by Parent after the Effective Time (provided that Parent notifies SpinCo in writing of any such change). Notwithstanding the foregoing, the Tax Matters Agreement will exclusively govern the retention of Tax-related records and the exchange of Tax-related information.
6.5    Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith, fraud or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.
6.6    Other Agreements Providing for Exchange of Information.
(a)    The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any Ancillary Agreement.
(b)    Any party that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.
6.7    Production of Witnesses; Records; Cooperation.
(a)    After the Effective Time, except in the case of a Dispute between Parent and SpinCo, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.
(b)    If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.
(c)    Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions described in clauses (a), (b) and (d) of this Section 6.7.
(d)    Without limiting any provision of this Section 6.7, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property Rights and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property Rights of a Third Party in a manner that would hamper or undermine the defense of such infringement or similar claim.
(e)    The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person or the employer of such person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).
6.8    Privileged Matters.
(a)    The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Parent Group and the SpinCo Group, and that each of the members of the Parent Group and the SpinCo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the Parent Group or the SpinCo Group, as the case may be. In furtherance of the foregoing, each Party shall authorize the delivery to and/or retention by the other Party of materials existing as of the Effective Time that are necessary for such other Party to perform or receive such services.
(b)    The Parties agree as follows:
(i)    Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Parent Business and not to the SpinCo Business, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the SpinCo Group. Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Parent Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the SpinCo Group;
(ii)    SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the SpinCo Business and not to the Parent Business, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Parent Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any SpinCo Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Parent Group; and
(iii)    If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information, unless the Parties otherwise agree.  The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the Parent Business, solely to the SpinCo Business, or to both the Parent Business and the SpinCo Business.
(c)    Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one (1) or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.
(d)    If any Dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party.  Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose, except in good faith to protect its own legitimate interests.
(e)    In the event of any Dispute between Parent and SpinCo, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided that the Parties intend such waiver of a shared privilege to be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and is not intended to operate as a waiver of the shared privilege with respect to any Third Party.
(f)    Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.
(g)    Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of Parent and SpinCo set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups as needed pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.
(h)    In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.
6.9    Confidentiality.
(a)    Confidentiality. Subject to Section 6.10, and without prejudice to any longer period that may be provided for in any of the Ancillary Agreements, from and after the Effective Time until the three (3)-year anniversary of the Effective Time, each of Parent and SpinCo, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group), which sources are not themselves known by such Party (or any member of such Party’s Group) to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. Notwithstanding the foregoing three (3)-year period, Parent’s and SpinCo’s obligations with respect to confidential and proprietary information that constitutes Trade Secrets shall survive and continue for so long as such confidential and proprietary information retains its status as a Trade Secret. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b)    No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, and is no longer subject to any legal hold or other document preservation obligation, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided that the Parties may retain electronic backup versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided, further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.
(c)    Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or legally protected personal information (including personal health information) relating to, Third Parties (i) that was received under privacy policies or notices and/or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the two (2) Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies or notices, as well as applicable data privacy Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or legally protected personal information (including personal health information) relating to, Third Parties in accordance with privacy policies or notices, as well as data privacy Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.
6.10    Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.
ARTICLE VII
DISPUTE RESOLUTION
7.1    Good Faith Officer Negotiation. Subject to Section 7.4, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement (including regarding whether any Assets are SpinCo Assets, any Liabilities are SpinCo Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”), shall provide written notice thereof to the other Party (the “Negotiation Request”). As soon as reasonably practicable following receipt of a Negotiation Request, the Parties shall begin conducting good faith negotiations with respect to such Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days of receipt of the Negotiation Request, and such thirty (30)-day period is not extended by mutual written consent of the Parties, the Dispute shall be submitted to mediation in accordance with Section 7.2.
7.2    Mediation. Any Dispute that is not resolved pursuant to Section 7.1 shall, at the written request of a Party (a “Mediation Request”), be submitted to nonbinding mediation in accordance with the then current mediation procedure (the “Mediation Procedure”) of the International Institute for Conflict Prevention and Resolution (the “CPR”), except as modified herein. The mediation shall be held in Bismarck, North Dakota or such other place as the Parties may mutually agree in writing. The Parties shall have twenty (20) days from receipt by a Party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Parties within twenty (20) days of receipt by a Party of a Mediation Request, then a Party may request (on written notice to the other Party), that the CPR appoint a mediator in accordance with the Mediation Procedure. All mediation pursuant to this Section 7.2 shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other Party, except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall, to the extent reasonably practicable, give the other Party reasonable written notice of the intended disclosure and afford the other

Party a reasonable opportunity to protect its interests. If the Dispute has not been resolved within sixty (60) days of the appointment of a mediator, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then the Dispute shall be submitted to binding arbitration in accordance with Section 7.3.
7.3    Arbitration.
(a)    In the event that a Dispute has not been resolved in accordance with Section 7.2, then such Dispute shall, upon the written request of a Party (an “Arbitration Request”) be submitted to be finally resolved by binding arbitration in accordance with the then current CPR arbitration procedure (the “Arbitration Procedure”), except as modified herein. The arbitration shall be held in (i) Bismarck, North Dakota or (ii) such other place as the Parties may mutually agree in writing. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.3 will be decided (x) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $10 million; or (y) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $10 million or more.
(b)    The panel of three (3) arbitrators shall be chosen as follows: (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each Party shall name an arbitrator; and (ii) the two (2) Party-appointed arbitrators shall thereafter, within thirty (30) days from the date on which the second (2nd) of the two (2) arbitrators was named, name a third (3rd), independent arbitrator who shall act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within fifteen (15) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the Arbitration Procedure. In the event that the two (2) Party-appointed arbitrators fail to appoint the third (3rd), then the third (3rd) independent arbitrator shall be appointed pursuant to the Arbitration Procedure. If the arbitration shall be before a sole independent arbitrator, then the sole independent arbitrator shall be appointed by agreement of the Parties within fifteen (15) days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator during such fifteen (15)-day period, then upon written application by either Party, the sole independent arbitrator shall be appointed pursuant to the Arbitration Procedure.
(c)    The arbitrator(s) shall have the right to award, on an interim basis, or include in the final award, any relief that it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitrator(s) shall not award any relief not specifically requested by the Parties and, in any event, shall not award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim). Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 7.4, the arbitrator(s) may affirm or disaffirm that relief, and the Parties shall seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The initiation of arbitration pursuant to this Article VII shall toll the applicable statute of limitations for the duration of any such proceedings. Notwithstanding applicable state law, the arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.
7.4    Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 7.1, Section 7.2, and Section 7.3 if such action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 7.1, Section 7.2 and Section 7.3 if such Party has submitted a Mediation Request or an Arbitration Request, as applicable, and the other Party has failed, within the applicable periods set forth in Section 7.2 to agree upon a date for the first mediation session to take place within thirty (30) days after the appointment of such mediator or such longer period as the Parties may agree to in writing or (b) such Party has failed to comply with Section 7.3 in good faith with respect to the commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the Arbitration Procedure.
7.5    Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.
ARTICLE VIII
FURTHER ASSURANCES AND ADDITIONAL COVENANTS
8.1    Further Assurances.
(a)    In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.
(b)    Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the SpinCo Assets and the Parent Assets and the assignment and assumption of the SpinCo Liabilities and the Parent Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the requesting Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.
(c)    On or prior to the Effective Time, Parent and SpinCo in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by Parent, SpinCo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.
(d)    Parent and SpinCo, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of SpinCo or any other member of the SpinCo Group, on the one hand, or of Parent or any other member of the Parent Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any Third Party arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.
8.2    Use of the MDU Name and MDU Marks. SpinCo undertakes to (and to cause the members of the SpinCo Group to) discontinue the use of the names “MDU Resources”, “MDU” and “Building a Strong America” and the related trademark symbols as soon as reasonably practicable after the Effective Time, but in any case not longer than two (2) years after the Distribution Date (the “Transition Period”). Notwithstanding the foregoing, effective as of the Effective Time, Parent, on behalf of itself and its Affiliates, hereby grants to the members of the SpinCo Group a non-exclusive, sublicenseable, worldwide and royalty-free license to use and have used the names “MDU Resources”, “MDU and “Building a Strong America” and the related trademark symbols in legal entity names: (a) prior to the Effective Time and (b) during the Transition Period; provided that SpinCo shall (and shall cause the members of the SpinCo Group and its sublicensees to) use such names or trademarks at a level of quality equivalent to that in effect as of the Effective Time.

ARTICLE IX
TERMINATION
9.1    Termination. This Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by Parent, in its sole and absolute discretion, without the approval or consent of any other Person, including SpinCo. After the Effective Time, this Agreement may not be terminated, except by an agreement in writing signed by a duly authorized officer of each of the Parties.
9.2    Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.
ARTICLE X
MISCELLANEOUS
10.1    Counterparts; Entire Agreement; Corporate Power.
(a)    This Agreement and each Ancillary Agreement may be executed in one (1) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Party.
(b)    This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement and the Ancillary Agreements together govern the arrangements in connection with the Separation and the Distribution and would not have been entered into independently.
(c)    Parent represents on behalf of itself and each other member of the Parent Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:
(i)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and
(ii)    this Agreement and each Ancillary Agreement to which it is a party have been duly executed and delivered by it and constitute valid and binding agreements of it enforceable in accordance with the terms thereof.

(d)    Each Party acknowledges that it and each other Party may execute this Agreement and certain of the Ancillary Agreements by facsimile, stamp, electronic or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp, electronic or mechanical signature) by facsimile or by e-mail in portable document format (.pdf) shall be effective as delivery of such executed counterpart of this Agreement or such Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp, electronic or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (.pdf)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement or any Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.
10.2    Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.
10.3    Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a Party’s rights and obligations under this Agreement and all Ancillary Agreements at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.
10.4    Third-Party Beneficiaries. Except for the indemnification rights under this Agreement and each Ancillary Agreement of any Parent Indemnitee or SpinCo Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any

Ancillary Agreement shall provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.
10.5    Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, shall be in writing and shall be given or made (and except as provided herein, shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, or by electronic mail (“e-mail”), so long as confirmation of receipt of such e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):
If to Parent, to:
MDU Resources Group, Inc.
1200 West Century Avenue
P.O. Box 5650
Bismarck, North Dakota 58506
Attention:     Jason Vollmer
E-mail:     jason.vollmer@mduresources.com
with a copy (which shall not constitute notice), to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:     John L. Robinson
E-mail:     JLRobinson@wlrk.com
If to SpinCo, to:
Everus Construction Group, Inc.
1730 Burnt Boat Drive
Bismarck, North Dakota 58503
Attention:     Tom Nosbusch
E-mail:    tom.nosbusch@everus.com
with a copy (which shall not constitute notice), to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:     John L. Robinson
E-mail:     JLRobinson@wlrk.com

A Party may, by notice to the other Party, change the address to which such notices are to be given or made.
10.6    Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.
10.7    Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.
10.8    No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.
10.9    Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all fees, costs and expenses incurred on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement, any Ancillary Agreement, the Form 10, the Information Statement, the Plan of Reorganization and the consummation of the transactions contemplated hereby and thereby, including the Separation and the Distribution, will be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses. The Parties agree that certain specified costs and expenses shall be allocated between the Parties as set forth on Schedule 10.9.
10.10    Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.11    Survival. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein or therein, shall survive the Separation and the Distribution and shall remain in full force and effect.
10.12    Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.
10.13    Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.
10.14    Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.
10.15    Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement), unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendices) to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (h) unless otherwise specified in a particular case, the word “days” refers to calendar days; (i) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by Law to close in the United States or Bismarck, North Dakota; (j) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (k) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [●], 2024.
10.16    Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither SpinCo or any member of the SpinCo Group, on the one hand, nor Parent or any member of the Parent Group, on the other hand, shall be liable under this Agreement to the other for any consequential, indirect, incidental, punitive, exemplary, remote, speculative or similar damages (including lost revenue or profits, diminution of value, or damages calculated on multiples of revenue, earnings or other metrics approaches) in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).
10.17    Performance. Parent will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Parent Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SpinCo Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.
10.18    Mutual Drafting.
(a)    This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.
(b)    In the event of any conflict or inconsistency between, on the one hand, the terms of this Agreement and, on the other hand, the terms of the Ancillary Agreements (other than the Transfer Documents) (each, a “Specified Ancillary Agreement”), the terms of the applicable Specified Ancillary Agreement shall control with respect to the subject matter addressed by such Specified Ancillary Agreement to the extent of such conflict or inconsistency. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Transfer Documents, the terms of this Agreement shall control to the extent of such conflict or inconsistency. In the event of any conflict or inconsistency between the terms of this Agreement or any Specified Ancillary Agreement, on the one hand, and any Transfer Document, on the other hand, including with respect to the allocation of Assets and Liabilities as among the Parties or the members of their respective Groups, this Agreement or such Specified Ancillary Agreement shall control.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives as of the date first written above.

MDU RESOURCES GROUP, INC.

By:
	Name:	Nicole A. Kivisto
	Title:	President and Chief Executive
Officer
[Signature Page to Separation and Distribution Agreement]

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives as of the date first written above.

EVERUS CONSTRUCTION GROUP, INC.

By:
	Name:	Jeffrey S. Thiede
	Title:	President and Chief Executive
Officer
[Signature Page to Separation and Distribution Agreement]

EXHIBIT A
Form of Amended and Restated Certificate of Incorporation
of Everus Construction Group, Inc.
[Attached]

EXHIBIT B
Form of Amended and Restated Bylaws
of Everus Construction Group, Inc.
[Attached]